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                                                                   EXHIBIT 99.12


                                                             _____________, 2000

Smith Barney Investment Series
 Smith Barney International Aggressive Growth Fund
388 Greenwich Street
New York, New York  10013
and
Smith Barney World Funds, Inc.
 Pacific Portfolio
388 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) Smith Barney Investment Series (formerly, Concert Investment Series), a Massachusetts business trust (the "Acquiring Trust"), on behalf of the Smith Barney International Aggressive Growth Fund (the "Acquiring Fund"), a separate series of the Acquiring Trust, (b) Smith Barney World Funds Inc., a Maryland corporation (the "Acquired Corporation"), on behalf of the Pacific Portfolio (the "Acquired Fund"), a separate series of the Acquired Corporation, and (c) holders of shares of common stock in the Acquired Fund ("Acquired Fund Shareholders") when Acquired Fund Shareholders receive voting shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their shares in the Acquired Fund pursuant to an acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the stated liabilities of the Acquired Fund (the "Reorganization"), all pursuant to that certain Agreement and Plan of Reorganization (the "Plan"), dated ________, 2000 (the "Effective Date"), between the Acquiring Trust, on behalf of the Acquiring Fund, and the Acquired Corporation, on behalf of the Acquired Fund.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain
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factual statements relating to the Acquired Fund and the Acquiring Fund set forth in the Registration Statement on Form N-14 (the "Registration Statement") filed by the Acquiring Trust with the Securities and Exchange Commission and representations made in letters from the Acquired Corporation and the Acquiring Trust addressed to us for our use in rendering this opinion. We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for federal income tax purposes:

     (a) the transfer of all of the Acquired Fund's assets in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the stated liabilities of the Acquired Fund, and the distribution of such Acquiring Fund Shares to shareholders of the Acquired Fund in exchange for their shares of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund are each a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (b) no gain or loss will be recognized by the Acquiring Fund on the receipt of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the stated liabilities of the Acquired Fund;

     (c) no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the stated liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their shares of the Acquired Fund;

     (d) no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their shares of the Acquired Fund for the Acquiring Fund Shares or upon the assumption by the Acquiring Fund of the stated liabilities of the Acquired Fund;

     (e) the aggregate tax basis for the Acquiring Fund Shares received by each of the Acquired Fund Shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the shares of the Acquired Fund held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the shares of the Acquired Fund exchanged

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          therefor were held by such shareholder (provided that such Acquired
          Fund shares were held as capital assets on the date of such Reorganization); and

     (f) the tax basis of the Acquired Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

Very truly yours,

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